[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.1

FOURTH AMENDMENT TO COLLABORATION, LICENSE AND SUPPLY AGREEMENT

This FOURTH AMENDMENT TO THE COLLABORATION, LICENSE AND SUPPLY AGREEMENT (the “Fourth Amendment”) is effective as of June 16, 2015 (the “Fourth Amendment Effective Date”) by and between ALEXZA PHARMACEUTICALS, INC., a company organized under the laws of the State of Delaware, United States (“Alexza”), and having a principal place of business at 2091 Stierlin Court, Mountain View, CA 94043, United States, and GRUPO FERRER INTERNACIONAL, S.A., a company organized under the laws of Spain (“Ferrer”), having its registered office at Av. Diagonal 549, E-08029 Barcelona, Spain.

RECITALS

A. Alexza and Ferrer are parties to that certain Collaboration, License and Supply Agreement, dated October 5th, 2011, and amended March 5, 2012, November 6, 2013 and October 24, 2014 (the “Agreement”), pursuant to which Alexza granted Ferrer certain exclusive rights and licenses to research, develop, import, use, sell, have sold and offer for sale the Product in the Territory, and agreed to supply all of Ferrer’s and its sublicensees’ and distributors’ requirements of the Product.

B. The Parties now desire to amend the Agreement, in accordance with Section 15.5 thereof, to suspend Alexza’s manufacturing obligations under the Agreement, to grant Ferrer an option to obtain certain manufacturing rights, to grant certain rights to the development and commercialization of a Staccato Product (as defined in Section 2.2 of this Fourth Amendment), to expand the Territory and to transfer certain European regulatory rights and obligations from Alexza to Ferrer.

NOW, THEREFORE, Alexza and Ferrer agree as follows:

The Parties hereby amend the terms of the Agreement as provided below, effective as of the Fourth Amendment Effective Date. Where the Agreement is not explicitly amended, the terms of the Agreement will remain in full force and effect. Capitalized terms used in this Fourth Amendment that are not otherwise defined herein shall have the meanings given in the Agreement.

1.	AMENDMENT OF ALEXZA’S MANUFACTURING OBLIGATIONS

1.1 Adjustment of Manufacturing Obligations. The Parties hereby agree that Alexza’s obligation to manufacture and supply the Product to Ferrer, and Ferrer’s obligation to purchase the Product exclusively from Alexza, under Sections 5.1 and 5.2 of the Agreement will not be in effect during the period from July 1, 2015, until Alexza’s first receipt of a Purchase Order for Product from Ferrer on or after December 31, 2016 (the “Manufacturing Adjustment

Period”). If Ferrer delivers a Purchase Order before December 31, 2016, Alexza will have no obligation to accept or fulfill such Purchase Order. In addition, Alexza will have no obligations under Section 5.11 of the Agreement to maintain inventory of Materials during the Manufacturing Adjustment Period. The Parties further agree that the provisions of Sections 5.9, 5.10, 5.13, 5.14, 5.18(b) and 6.2 are suspended during the Manufacturing Adjustment Period, and the obligations under Sections 6.1 are terminated.

1.2 Maintenance of Manufacturing Facility. During the Manufacturing Adjustment Period: (a) Alexza will not be obligated to maintain the facility located at 2091 Stierlin Court, Mountain View, California (the “Idle Facility”) or any other manufacturing facility in compliance with GMP or other Applicable Laws and (b) such lack of compliance will not be deemed a breach of the Agreement, including Sections 5.6 or 5.7(b). Alexza will otherwise maintain the Idle Facility in serviceable condition during the Manufacturing Adjustment Period, including using Commercially Reasonable Efforts to allow for reasonably prompt reinstatement of GMP qualification or requalification to manufacture Product. Ferrer will not have the right to audit the Idle Facility under Section 5.4 of the Agreement during the Manufacturing Adjustment Period, but will have access to the Idle Facility in connection with Regulatory Authority inspections and on other occasions as the Parties may reasonably agree in writing. Prior to resumption of manufacturing after the Manufacturing Adjustment Period, if Ferrer has not exercised the Manufacturing Option (pursuant to Section 2) and Alexza has not assigned its manufacturing rights and obligations to a Third Party pursuant to Section 1.5, Alexza will use Commercially Reasonable Efforts to requalify the Idle Facility to manufacture Product for Ferrer.

1.3 Regulatory Reporting. As soon as practicable after the Fourth Amendment Effective Date, each Party will comply with all Applicable Laws with respect to their respective regulatory reporting obligations for the Idle Facility during the Manufacturing Adjustment Period. Alexza shall reasonably cooperate with such efforts, if requested by Ferrer.

1.4 Discussions during Manufacturing Adjustment Period. At least every six (6) months during the Manufacturing Adjustment Period, the Parties, through the regularly scheduled Collaboration Committee meetings, shall meet to discuss commercial strategy for the Product in the Field in the Territory, including Ferrer’s anticipated supply requirements for the Product and timing of ordering Product from Alexza. Ferrer will update Alexza on an ongoing basis of when and whether Ferrer intends to purchase Product from Alexza following the Manufacturing Adjustment Period. If Ferrer desires that Alexza commence manufacturing the Product for Ferrer before the end of the Manufacturing Adjustment Period, Ferrer may notify Alexza, and the Parties shall thereafter meet to discuss in good faith Alexza’s potential resumption of manufacturing or engagement of a Third Party manufacturer to manufacture Product for Ferrer. Alexza will reasonably consider any request of Ferrer that Alexza recommence manufacturing the Product for Ferrer during the Manufacturing Adjustment Period.

1.5 Third Party Assignment. Alexza shall have the right to assign all of its manufacturing rights and obligations under the Agreement and this Fourth Amendment to a Third Party manufacturer, with the prior written consent of Ferrer, not to be unreasonably

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

withheld; provided that (a) Ferrer shall not deliver a Purchase Order for Product to such Third Party manufacturer prior to December 31, 2016, and (b) such Third Party manufacturer shall be qualified to manufacture and supply the Product in accordance with Applicable Laws (including GMP) and the Specifications in the MAA at the time it commences manufacturing the Product.

1.6 Resumption of Manufacture. If Ferrer does not timely exercise its Manufacturing Option (as described in Section 2 below), and if Alexza has not assigned its manufacturing rights and obligations in accordance with Section 1.5, then following the end of the Manufacturing Adjustment Period, unless agreed otherwise by the Parties in writing, and subject to the terms and conditions of the Agreement, including this Fourth Amendment, Alexza’s obligations to manufacture Product for Ferrer under Section 5.1 of the Agreement will resume; provided that the delivery date requested in the first Purchase Order submitted by Ferrer at the end of the Manufacturing Adjustment Period shall be [*] months after the date of such Purchase Order, except as the Parties may otherwise mutually agree in writing. At least [*] months before Ferrer anticipates submitting a Purchase Order to Alexza, Ferrer will resume providing monthly Supply Forecasts in accordance with Section 5.10(b) of the Agreement, and Section 5.9 and Section 5.10 (other than Section 5.10(a)) shall be reinstated with the submission of such first monthly Supply Forecast.

2.	FERRER’S OPTION TO MANUFACTURE THE PRODUCT

2.1 Manufacturing Option. Alexza hereby grants Ferrer an option to obtain the rights to manufacture the Product, and to manufacture, develop and commercialize Staccato Products, as described in this Section 2 (the “Manufacturing Option”). Ferrer may exercise the Manufacturing Option by written notice to Alexza delivered between the Fourth Amendment Effective Date and December 31, 2015 (the “Option Period”). During the Option Period, Ferrer shall evaluate the technical requirements, technology transfer and investments necessary to enable Ferrer to manufacture the Product at Ferrer’s facilities. Alexza shall provide all reasonable cooperation requested by Ferrer in connection with such evaluation.

2.2 Rights upon Option Exercise. If Ferrer timely exercises the Manufacturing Option, then the following shall be in effect:

(a) Right to Manufacture in the Territory. Ferrer shall have the exclusive right to manufacture the Product for use by Ferrer and its Sublicensees and Distributors in the Field in the Territory, and shall manufacture the Product to meet the Specifications, the Quality Agreement and in accordance with Regulatory Requirements, as then in effect for the use, commercialization, importation and sale of the Product in the Territory. Article 5 and 6 of the Agreement will be terminated.

(b) Right to Manufacture outside the Territory. Ferrer shall have the exclusive right to manufacture the Product for use by Alexza and its licensees outside the Territory, other than for the U.S., Canada, China, Hong Kong, Taiwan and Macao (the “Excluded Countries”). At Alexza’s request, the Parties, or Ferrer and Alexza’s licensees, shall negotiate the terms of such supply and enter into appropriate supply and quality agreements. In addition, if Ferrer is qualified to manufacture the Product for any Excluded Country, then Alexza shall introduce Ferrer to Alexza’s licensee for such Excluded Country as a potential manufacturer of the Product for such Excluded Country.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Staccato Products.

(i) Ferrer shall have the exclusive right to manufacture Staccato Products (as defined below) developed by Alexza for use by Alexza in the Territory and outside the Territory, except in the Excluded Countries. Alexza shall present Ferrer’s manufacturing capabilities to any of its potential partners or licensees in and outside the Territory as well as in the Excluded Countries. At Alexza’s request, the Parties shall negotiate the terms of such supply and enter into appropriate supply and quality agreements. In addition, if so requested by Alexza, or a licensee of Alexza in the Territory, outside the Territory or for any Excluded Country, Ferrer shall negotiate in good faith with such licensee the terms under which Ferrer would manufacture and supply the applicable Staccato Product to such licensee for the applicable country in the Territory, outside the Territory or in the Excluded Country.

(ii) Ferrer shall have the right to propose new (i.e., not yet in development or previously developed by Alexza or a licensee) Staccato Products, each containing an API of interest to Ferrer, to Alexza for Ferrer’s development and commercialization (other than for treating [*] and/or symptoms associated with [*]) in the Territory (a “Project”). Thereafter, the Parties shall discuss the potential conduct and terms of such Project. If the Parties agree to such Project, then Alexza shall not license out rights to the Project and upon entry into a written agreement, Ferrer shall have an exclusive right to develop and commercialize such Staccato Product for the Territory, pursuant to and effective upon a separate agreement to be entered into between the Parties within ninety (90) days of agreement to such Project, and the written agreement shall include the following terms: (A) Alexza would provide necessary technical assistance and access to technology, as reasonably requested by Ferrer, to conduct the Project, (B) Ferrer would grant Alexza exclusive rights outside the Territory to use all Inventions and Know-How, including Regulatory Filings, developed by or on behalf of Ferrer in connection with the Project, for the development and commercialization of the applicable Staccato Product outside the Territory,(C) Ferrer would pay Alexza a royalty of [*] percent ([*]%) of Net Sales of each Staccato Product in the Territory and (D) Ferrer would promptly notify Alexza of any discontinuation of development of a Staccato Product and would thereafter grant Alexza an exclusive license under all Inventions and Know-How developed by or on behalf of Ferrer in connection with the Project, for the development and commercialization of the applicable Staccato Product in the Territory, under commercially reasonable terms and conditions to be agreed upon by the Parties. For clarity, Alexza will, at all times prior to the Parties’ agreement on a Project with respect to a Staccato Product in a particular therapeutic area, have the right to grant to a Third Party any rights with respect to such Staccato Product or therapeutic area.

(iii) If any of Alexza’s licensees or other partners develops any Know-How related to a Project outside the Territory (including but not limited to any pre-clinical or clinical data and Regulatory Filings) that is Controlled by Alexza, or that is an improvement to the device used in any Staccato Product, then if Alexza has a license to (or ownership interest in)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

such Know-How and related Patents, Alexza will grant a sublicense to Ferrer to such Know-How and Patents on the same terms (financial and otherwise) governing Alexza’s use of such Know-How and Patents with respect to the Project. In addition, if Alexza develops any such Know-How related to the device used in a Staccato Product, Ferrer shall have the right to use such Know-How and related Patents in connection with a Project.

(iv) “Staccato Product” means any product that delivers an active pharmaceutical ingredient (“API”) by a hand-held, fixed-dosage device (single dose and/or multidose) that relies on Alexza’s proprietary technology to rapidly heat and create a condensation aerosol of such API, allowing its delivery through deep lung inhalation, which device is known as or based on, but may or may not be referred to as, the Staccato system; provided that Staccato Product does not include (A) the Product, (B) any product that delivers [*] as an API, (C) any product that is under discussion between Alexza and a Third Party as of the Fourth Amendment Effective Date, as evidenced by a bona fide written term sheet, (D) Staccato alprazolam (AZ-002), (E) Staccato zaleplon (AZ-007), or (F) any product containing an API that was included in a product candidate of Alexza that has gone through clinical studies conducted by Alexza.

(d) Supplier Access. Ferrer will have the right to purchase components of the Product from Alexza’s suppliers of such components, pursuant to Alexza’s agreements with such suppliers, including the right to use any equipment owned by Alexza and used by any such supplier to manufacture such components. In addition, Ferrer will have the right to enter into an agreement directly with any such supplier, at prices negotiated by Ferrer and such supplier, and will have the right to grant such supplier the right to use any equipment owned by Alexza and used by any such supplier to manufacture such components.

3.	DEVELOPMENT AND REGULATORY ACTIVITIES

3.1 Amendment to Section 4.2(a). Section 4.2(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

(a) MAA Approval.

(i) Promptly after the Fourth Amendment Effective Date, and in any event no later than July 31st, the Parties shall take all actions necessary to transfer ownership of the MAA Approval for Staccato loxapine (ADASUVE) from Alexza to Ferrer. Such transfer shall be free of charge for Ferrer except with regard to regulatory fees. Upon positive European Commission decision of the transfer of ownership of the MAA Approval, Ferrer shall at all times be responsible, at its cost, for conducting the development and regulatory activities associated with maintaining MAA Approval (including any additional clinical or non-clinical studies that may be requested by the EMA, unless conducting such studies would be inconsistent with Ferrer’s exercise of Commercially Reasonable Efforts, and making Regulatory Filings and paying fees for Regulatory Filings, and including all scientific services requested by the EMA), except as otherwise set forth in the Fourth Amendment or as agreed by the Parties in writing; provided

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

that Ferrer’s responsibility for annual fees for maintaining the MAA Approval (for clarity, including pharmacoviligance costs) will commence on September 1, 2015. With respect to any additional variations to the MAA Approval, Alexza will be responsible for all costs incurred through September 1, 2015 for modifications planned or ongoing as of the Fourth Amendment Effective Date or proposed thereafter by Alexza, and Ferrer will be responsible for all costs incurred after September 1, 2015 for modifications proposed by Ferrer or required by Regulatory Authorities in the Territory. Any regulatory approvals granted in the European Union will be owned by Ferrer, and Ferrer shall be designated as the “marketing authorization holder” pursuant to the applicable EMA regulations. Alexza shall use Commercially Reasonable Efforts to cooperate and provide assistance in the conduct of any clinical and regulatory post-approval programs requested by Ferrer in response to requests by or efforts to satisfy the requirements of the EMA.

(ii) The Parties and its Affiliates hereby mutually grant to each other a royalty-free right to reference all Regulatory Filings (including the MAA Approval), and use all data and other Know-How contained or referenced therein, that are owned by any Party or its Affiliates with respect to the Product, or that are owned by a Party’s licensee, to the extent that such Party has the right to grant such rights, such reference and use in connection with the development and commercialization of the Product, including obtaining, maintaining or expanding any registration or regulatory approval in the Party’s respective territory. Each party shall, on written request by the other Party, provide, or shall cause its applicable Affiliate to provide, to such Party and to any specified Regulatory Authority a letter, in the form reasonably requested by the other Party, acknowledging and confirming that such other party and its Affiliates or licensees, as applicable, have the rights of reference to any such Regulatory Filing for all purposes consistent with the development, regulatory approval and commercialization of the Product in such Party’s respective territory.

3.2 Ongoing Clinical Studies. Effective upon June 1, 2015, Ferrer will become the sponsor of and be responsible for the conduct of the following ongoing studies of the Product: (a) the post-authorization safety study (“PASS”), which Ferrer may conduct using PRA or a different contract research organization of its selection and (b) the drug utilization study (“DUS”). Effective upon September 1, 2015, Ferrer will become the sponsor of and be responsible for the conduct of the Phase 3 clinical trial of the Product in adolescent patient populations (the “Adolescent Study”). Notwithstanding the above, until positive European Commission decision for the transfer of the MAA Approval has been obtained, Alexza remains fully responsible in front of EMA as MAA Approval holder. At Ferrer’s request, Alexza will assist Ferrer in the selection of a contract research organization to conduct the Adolescent Study. On at least a calendar quarterly basis, Ferrer will provide Alexza with written updates of the status and progress of all such studies conducted by or on behalf of Ferrer. Notwithstanding Section 9.1 of the Agreement to the contrary, Ferrer and Alexza shall jointly own all Know-How arising from the conduct of the PASS, DUS and the Adolescent Study and have access to all data

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and Information resulting from or contained in such studies, and each Party hereby assigns to each other Party such of its right, title and interest in and to such Know-How as necessary to effect such access and joint ownership allocation.

3.3 Development Expenses. Ferrer will be solely responsible for all costs incurred from and after June 1, 2015 to complete PASS and DUS. If applicable, Ferrer will share with Alexza’s licensee for the U.S. the out-of-pocket costs to conduct the Adolescent Study, and will coordinate invoicing and reimbursement procedures with such licensee pursuant to a separate agreement to be entered by Ferrer and such licensee. Ferrer will bear all costs for any additional studies conducted after the Fourth Amendment Effective Date that are proposed by Ferrer or required by Regulatory Authorities in the Territory, unless conducting such required studies would be inconsistent with Ferrer’s exercise of Commercially Reasonable Efforts.

3.4 Territory Expansion. In consideration for Ferrer’s assuming responsibility and costs for PASS and DUS as set forth above, Section 1.78 of the Agreement is hereby amended to read in its entirety as follows:

1.78 “Territory” shall mean the countries of the European Union, Croatia, Serbia, Bosnia and Herzegovina, Montenegro, Macedonia, Albania, Andorra, Liechtenstein, San Marino, Vaticano, Switzerland, Norway, Iceland, Argentina, Armenia, Azerbaijan, Belarus, Bolivia, Brazil, Chile, Colombia, Costa Rica, Dominican Republic, Ecuador, El Salvador, Georgia, Guatemala, Honduras, Kazakhstan, Kyrgyzstan, Mexico, Moldova, Nicaragua, Panama, Paraguay, Peru, Russia, Tajikistan, Turkey, Turkmenistan, Venezuela, Ukraine, Uruguay, Uzbekistan, Algeria, Bahrain, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Yemen, United Arab Emirates, Libya, Morocco, Oman, Palestine, Qatar, Saudi Arabia, Syria, Tunisia, Republic of Korea, Philippines and Thailand.

3.5 Staccato Product. Additionally, in consideration for Ferrer’s assuming responsibility and costs for PASS and DUS as set forth above, effective as of the Fourth Amendment Effective Date, Ferrer shall have the right to propose during the Manufacturing Adjustment Period a single new (i.e., not yet in development or previously developed by Alexza or a licensee) Staccato Product, containing an API of interest to Ferrer, to Alexza for Ferrer’s development and commercialization according to terms and conditions under Sections 2.2(c)(ii) and (iv) of this Fourth Amendment.

3.6 Milestone Revision. In consideration for Ferrer’s assuming responsibility and costs for the Adolescent Study as set forth above, Milestone Event #4 under Section 7.2 of the Agreement will no longer be due for First Commercial Sale of the Product in Russia, Turkey or Brazil.

3.7 Pharmacovigilance. Notwithstanding Section 4.2(g) of the Agreement, Alexza will be relieved of its responsibility for maintaining the global safety database for the Product until the Product obtains regulatory approval outside of the Territory and outside the U.S. For clarification, Ferrer will remain responsible, at its own expense, for maintaining the safety database and for pharmacovigilance for the Product in the Territory. Promptly after the Fourth

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Amendment Effective Date, the Parties shall amend any existing pharmacovigilance and safety data exchange agreements between them to be consistent with the following, such amendments to be effective upon the transfer of MAA Approval pursuant to Section 3.1(a) of this Fourth Amendment unless otherwise required by Regulatory Authority requirements: (a) Ferrer shall be responsible for designating to the EMA and other applicable Regulatory Authorities in the Territory a qualified person responsible for pharmacovigilance (QPPV) for the Product, (b) Ferrer shall be responsible for the pharmacovigilance system Master file for the EMA and other applicable Regulatory Authorities in the Territory for the Product, (c) Ferrer shall be responsible for processing periodic safety update reporting and case reporting with respect to the EMA and other applicable Regulatory Authorities in the Territory and (d) Ferrer shall enter into pharmacovigilance agreements with Alexza’s U.S. licensee (in addition to its continuing pharmacovigilance agreement with Alexza) not later than September 1, 2015, for the purposes of exchange of pharmacovigilance information in their respective territories, provided that until entry into such agreement with the U.S. licensee, Ferrer shall communicate to Alexza all safety reports and Serious Adverse Events related to the Product and Alexza shall keep Ferrer informed about safety reports and Serious Adverse Events related to the Product outside the Territory. The transition process from Alexza to Ferrer will begin immediately following Alexza’s submission of the MAA transfer application to EMA.

4.	MISCELLANEOUS

1.1 Full Force and Effect. This Fourth Amendment amends the terms of the Agreement and is deemed incorporated into the Agreement. The provisions of the Agreement, except as expressly amended by this Fourth Amendment, remain in full force and effect.

1.2 Entire Agreement. The Agreement and this Fourth Amendment constitute the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and any and all prior agreements with respect to the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect.

1.3 Governing Law. This Amendment and all questions regarding the existence, validity, interpretation, breach or performance of this Fourth Amendment, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles.

1.4 Counterparts. This Fourth Amendment may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF, the Parties have executed this Fourth Amendment by their respective duly authorized representatives as of the Fourth Amendment Effective Date.

[SIGNATURE PAGE FOLLOWS]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ALEXZA PHARMACEUTICALS, INC.

By:	/s/ Thomas B. King

Name:	Thomas B. King

Title:	President and CEO

GRUPO FERRER INTERNACIONAL, S.A.

By:	/s/ Jordi Ramentol Massana

Name:	Jordi Ramentol Massana

Title:	CEO

By:	/s/ Antoni Villaró Martín

Name	Antoni Villaró Martín

Title:	COO

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.